Exhibit 99.1

News Release

Credence Investor Relations Contact: John Detwiler Senior V.P. Finance & CFO 510.623.4758 or 510.623.5177 fax E-mail: john_detwiler@credence.com	Credence Editorial Contact: Judy Dale Senior Director, Marketing Communications 510.492.3118 or 510.623.2524 fax E-mail: judy_dale@credence.com

CREDENCE ANNOUNCES COMPLETION OF

$150 MILLION CONVERTIBLE SUBORDINATED NOTES OFFERING

FREMONT, Calif., June 2, 2003—Credence Systems Corporation (Nasdaq: CMOS) today announced that it has completed the placement of $150 million of convertible subordinated notes due in 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offering was made through Citigroup Global Markets.

The notes bear interest at a rate of 1.5 percent per annum. They are convertible into the Company’s common stock at a conversion price of $11.31 per share and are subordinated to all present and future senior debt of the Company. The Company has granted to the initial purchaser of the notes a thirty-day option to purchase up to an additional $30 million principal amount of the notes.

At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 88.4173 shares of the Company’s common stock. The initial conversion price represented a 43 percent premium over the last reported sale price of the Company’s common stock on May 22, 2003, the day on which the offering was first announced, and represents a 40 percent premium over the last reported sale price of $8.08 on May 30, 2003.

The Company expects to use the net proceeds of the offering for general corporate purposes, including working capital and potential acquisitions of technologies, products and companies.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Credence

Credence Systems Corporation is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence and its subsidiaries also provide design and test validation solutions as well as advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

#    #    #

Credence is a registered trademark and Credence Systems is a trademark of Credence Systems Corporation and its subsidiaries.

Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.